Exhibit 10.79

13 December 2004

EXECUTIVE SERVICE AGREEMENT

PINNACLE SYSTEMS LIMITED

And

DAVID BARNBY

Contents

1.	Interpretation	1
2.	Commencement and duration	1
3.	Payment in lieu of notice	1
4.	Job description and duties	2
5.	Job location	3
6.	Hours of work	4
7.	Remuneration and benefits	4
8.	Stocks	6
9.	Additional payment	6
10.	Expenses	6
11.	Sickness	6
12.	Holidays	7
13.	Confidentiality	8
14.	Intellectual property	9
15.	Dismissal	10
16.	Effects of termination	11
17.	Garden leave and suspension	11
18.	Grievance procedure	12
19.	Disciplinary rules and procedure	12
20.	Restrictions	12
21.	Data Protection	14
22.	Collective agreements	14
23.	General provisions	14

Schedule 1		16
Definitions and interpretation		16

Schedule 2		18
Job duties		18

DATE: 13 December 2004

PARTIES:

(1)	PINNACLE SYSTEMS LIMITED (registered in England with number 3007766) whose registered office is at The Grand Union Office Park, Packet Boat Lane, Uxbridge, Middlesex UB8 2GH (Company); and

(2)	DAVID BARNBY of 10 Farmcote, Hillesley, Gloucestershire GL12 7RP (Executive).

1.	Interpretation

The definitions and interpretative provisions in Schedule 1 apply to this agreement.

2.	Commencement and duration

2.1	The Executive’s employment will commence on 3 January 2005.

2.2	The Executive warrants and represents to the Company that by entering into this agreement he will not be in breach of any existing or former terms of employment, whether express or implied, or of any other obligation binding on the Executive.

2.3	The Executive’s employment will, unless otherwise terminated in accordance with this agreement, continue until terminated by either party serving at any time not less than six months’ written notice on the other.

2.4	If the Company terminates the Executive’s employment by reason of redundancy or by reason of a Change of Control in the Company, the Executive will additionally be entitled to a payment of one year’s basic salary as set out in clause 7.1 subject to deduction of tax and National Insurance contributions.

2.5	The Executive’s employment will in any event terminate without further notice on the Executive’s 65th birthday.

3.	Payment in lieu of notice

Without prejudice to its rights under clause 15, the Company reserves the right, at its sole discretion, to terminate this agreement with immediate effect, or with less notice than that required pursuant to clause 2.3, with a payment in lieu of notice equal to the amount of salary (after deduction of income tax and national insurance contributions) that would be due for the unexpired period of notice.

4.	Job description and duties

4.1	The Executive will serve as General Manager, Europe and, subject to the direction of the CEO of the Parent Company (CEO), will carry out the duties specified in Schedule 2, together with such other duties for the Company and any Group Company as the CEO may from time to time require.

4.2	The Executive will:

4.2.1	promptly and competently serve the Company in good faith and promote the interests of the Company and the Group Companies;

4.2.2	give to the CEO or such persons as the CEO may nominate for the purpose, as and when requested, such information regarding the affairs of the Company or any Group Company as he/she or they may reasonably require;

4.2.3	at all times conform to the reasonable directions of the CEO or of anyone duly authorised by him/her;

4.2.4	behave at all times in a fit and proper manner consistent with the high profile and good reputation of the Company and do nothing which may damage such profile or reputation or bring the Company or any Group Company into disrepute; and

4.2.5	at all times exercise reasonable care and skill in the performance of his duties.

4.3	The Executive will not, on behalf of the Company or any Group Company, without the prior written consent of the CEO or the shareholders of the Parent Company:

4.3.1	enter into commitments, contracts or arrangements which are outside the ordinary course of business;

4.3.2	purchase, charge, encumber or sell property or building equipment;

4.3.3	make one-off purchases exceeding the amount of £75,000 (Seventy Five Thousand pounds).

4.3.4	appoint agents or appoint or dismiss employees earning the equivalent of £50,000 (fifty thousand pounds) or more per annum;

4.3.5	enter guarantees or other securities or enter into long-term obligations, with the exception of entering into purchasing and supply contracts;

4.3.6	agree, alter or terminate leasing, renting, licensing or similar long-term contracts, which bind the Company or any Group Company for more than two years or whereby capital expenditure of more than £75,000 (seventy five thousand pounds) is incurred;

4.3.7	purchase, alter, sell, or give up participation of or in other companies;

4.3.8	invest or allocate monies other than in accordance with the annual finance budget;

4.3.9	set up companies or purchase options or rights of pre-emption in shares in return for payment;

4.3.10	reach settlements or issue claims if they exceed £20,000 (twenty thousand pounds) in any individual case;

4.3.11	enter into agreements regarding the participation of employees in the business results; or

4.3.12	grant loans to employees or enter into pension commitments.

4.4	The whole of the Executive’s working time, attention and abilities will be devoted to the business and affairs of the Company and of any relevant Group Company.

5.	Job location

5.1	The Executive’s employment will be based at the Company’s office at 99 Rue Pierre, Semard Chantillon, France or such other place as the Company may reasonably require. The Executive may work from a home office (the address of such home office to be notified to the Company from time to time) if the demands of the business allow. The Company will provide the Executive with necessary equipment for his home office which will remain Company property.

5.2	The Executive will undertake such worldwide travel as the Company may reasonably require and as may be necessary for the proper performance of his duties.

5.3	The Executive will be required to work outside the United Kingdom for consecutive periods of more than one month. The terms and conditions set out in this agreement apply to that work and will continue to apply on his return to the United Kingdom.

6.	Hours of work

6.1	The hours of work of the Executive will be the Company’s normal office hours of 9.00 a.m. to 5.30 p.m. Monday to Friday inclusive, together with such additional hours as may be required to properly perform his duties. The Executive will not be entitled to extra remuneration for work performed outside normal office hours.

6.2	The Executive agrees that the 48 hour working week limit in Regulation 4(1) Working Time Regulations 1998 will not apply to his employment with the Company. If the Executive wishes to withdraw his consent to disapplying the 48 hours limit, he will give not less than three months’ written notice to the Company.

7.	Remuneration and benefits

7.1	The Company will pay to the Executive a basic salary of £156,000 (one hundred and fifty six thousand pounds) per annum which will accrue from day to day and be payable by equal monthly instalments in arrears by the last day of each month by direct credit transfer to the Executive’s nominated bank account. Such salary will be subject to deductions for National Insurance contributions. As the Executive is not resident in the United Kingdom, he will be responsible for accounting for income tax in France and will be providing copies of all documents in this respect to the Company.

7.2	The Executive will fully indemnify and keep indemnified the Company and any Group Company against any demand for tax, including, without limitation, income tax and employee national insurance/social security contributions, which may become payable, arising from the payments and the arrangement set out in this agreement (excluding those national insurance contributions already deducted at source) whether in the United Kingdom or abroad and any interest penalties, costs, damages or expenses which the Company or any Group Company may incur in connection with such demand.

7.3	The Executive’s salary will be reviewed annually at the beginning of the year in the light of Company performance and the Executive’s contribution to it. The Executive agrees that the undertaking of a salary review does not confer a right to an increase in salary. The first review will take place in the year 2005.

7.4	Beginning on the Commencement Date, the Company will include the Executive in its executive compensation plan as approved annually by the compensation committee of the Parent’s Company’s board of directors. The Company reserves the right to alter or amend the above compensation plan at its sole discretion and it is understood that this compensation plan is reviewed and approved by the Compensation Committee of the Parent Company’s board of directors on an annual basis.

7.5	The Executive will also be entitled to:

7.5.1	membership covering the Executive and his spouse and any children under the age of 21 years in a private medical care scheme reasonably acceptable to the Company and selected on the basis of competitive price quotations from private medical insurance providers. While the Executive’s employment is based in France, such scheme will only cover gaps in state reimbursement of medical expenses.;

7.5.2	travel insurance for business travel;

7.5.3	participate in any permanent health insurance scheme from time to time operated by the Company, subject to compliance by the Executive with the requirements and the terms and conditions of such scheme. The Executive agrees that upon termination of this agreement any entitlement to compensation that the Executive may have in respect of termination will not include any element to reflect the loss of the opportunity to receive payments under any permanent health insurance scheme; and

7.5.4	death in service insurance cover of four times the Executive’s annual basic salary.

7.6	The Company will have no liability to pay any benefit to the Executive under any scheme referred to in clauses 7.5.1 and 7.5.3 unless it receives payment of the benefit from the insurers of the benefits under the scheme.

7.7	The Executive will receive US$50,000 (fifty thousand US dollars) per annum as a housing, school, car and/or travel allowance to be allocated as required by the Executive. This allowance will be paid annually by the last day of the last month of the Company’s financial year by direct credit transfer to an bank account nominated by the Executive. The first payment will be made in June 2005 (pro rata for the period January to June 2005) which is the last month of the Company’s financial year 2004/2005.

7.8	The Executive authorises the Company to deduct from any salary or other payment, including any payment on termination of employment, in respect of any sums properly due from the Executive to the

Company including, without limitation, the repayment of any loans advances repayable or unauthorised expenses excess holiday pay overpayment of salary commission or other benefits or losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

8.	Stocks

8.1	The Company intends to grant to the Executive 200,000 stock options in relation to Parent Company shares which will vest over a four year period, subject to approval by the board of directors of the Parent Company and in accordance with a stock option plan to be notified to the Executive.

8.2	From 1 May 2005, the Executive will be entitled to participate in the Parent Company’s stock purchase plan, subject to the rules and regulations of such plan.

9.	Additional payment

9.1	The Company will make an additional payment to the Executive of seven per cent of the Executive’s annual basic salary under clause 7.1 plus an additional £6,000 (six thousand pounds) per annum. This payment will be made annually by the last day of the last month of the Company’s financial year by direct credit transfer to a bank account nominated by the Executive. The first payment will be made in June 2005 (pro rata for the period January to June 2005) which is the last month of the Company’s financial year 2004/2005.

9.2	No contracting out certificate is in force for the Executive’s employment under this agreement.

10.	Expenses

The Company will reimburse the Executive on a monthly basis for all reasonable travelling, hotel, fuel and other out of pocket expenses exclusively and properly incurred in performing duties under this agreement, and for which receipts or other supporting documents, if so required, are provided to the reasonable satisfaction of the CEO.

11.	Sickness

11.1	The Executive must, if at any time prevented from working by illness or accident, immediately inform the CEO. If the incapacity continues for more than seven days, including non working days, the Executive must send to the Company a certificate of sickness signed by a registered medical practitioner on the eighth day of incapacity and weekly from then on.

11.2	Subject to due certification in accordance with clause 11.1, the Executive will be entitled to receive full salary, inclusive of any statutory sick pay, for the first 13 weeks of incapacity and half salary, inclusive of any statutory sick pay, for the next 13 weeks of incapacity either continuously or in any 12 month period less any payments received by the Executive in respect of sickness benefit and any permanent health insurance in respect of the period concerned.

11.3	Subject to clause 11.2 and any continuing statutory sick pay entitlement, the Executive will not be entitled to receive any further remuneration during periods of absence due to illness or incapacity and any payment during such period in excess of such entitlement will be at the discretion of the Company.

11.4	At any time required by the Company, the Executive agrees to undergo, at the expense of the Company, a medical examination by a medical adviser nominated by the Company and the Executive consents to the medical adviser disclosing the results of the examination to the Company.

12.	Holidays

12.1	In addition to statutory and public holidays recognised in France, the Executive will be entitled to 20 working days’ holiday in every calendar year to be taken at such times as are convenient to the Company and are approved by the CEO.

12.2	Holiday entitlement accrues at the rate of 1/12th of the annual entitlement for each completed month of service in any year.

12.3	On the termination of this agreement, the Executive will be entitled to remuneration in lieu of holiday entitlement accrued but not taken as at the Termination Date for that year, or will be required to account to the Company in respect of any holiday taken in excess of accrued entitlement as at the Termination Date.

12.4	The Executive must give at least four weeks’ notice to the CEO before the first day of any planned holiday, specifying the dates on which he wishes to take leave. The Executive may take a maximum of two weeks’ leave at any one time.

12.5	The Company may require the Executive to take leave at certain times to be notified to him.

12.6	The Executive will not be entitled to carry forward any accrued holiday entitlement from one calendar year to the next without the prior written consent of the Company.

13.	Confidentiality

13.1	During the Term and at all times after the Termination Date the Executive will:

13.1.1	keep secret all Confidential Information;

13.1.2	not communicate or disclose any Confidential Information to any person;

13.1.3	not use Confidential Information for the Executive’s own purposes or for any purposes other than those of the Company;

13.1.4	use best endeavours to prevent any unauthorised publication disclosure or use of any Confidential Information.

13.2	For the purposes of this clause Confidential Information means any information of a secret confidential or private nature in any form concerning the Company or any Group Company that has been obtained by the Executive by virtue of his employment with the Company and that relates to any of the following:

13.2.1	research and developments;

13.2.2	methods of treatment processing manufacture or production process and production controls including quality controls;

13.2.3	suppliers and their production and delivery capabilities;

13.2.4	customers and details of their particular requirements;

13.2.5	costings profit margins discounts rebates and other financial information;

13.2.6	marketing strategies and tactics;

13.2.7	current activities and current and future plans relating to development production or sales;

13.2.8	development of new products/services;

13.2.9	production or design secrets;

13.2.10	technical design or specifications of products; or

13.2.11	pricing credit policies credit procedures payment procedures and systems.

13.3	The restrictions in clause 13.1 will not apply to:

13.3.1	any disclosure required by law or for the proper performance of the Executive’s duties during the course of employment by the Company or as authorised by the Company;

13.3.2	any disclosure made to any person authorised by the Company to possess the relevant information;

13.3.3	information or knowledge that was known to the Executive prior to the Commencement Date; and

13.3.4	information that is in the public domain, other than through the fault of the Executive.

13.4	The Executive will, immediately upon request, deliver to the Company without retaining or making any copies, all documents data or material correspondence notes memoranda records reports agreements or programmes in any format and on whatever media made by the Executive and relating to the Company or any Group Company.

13.5	Any breach of the restrictions in clause 13.1 will be treated by the Company as gross misconduct entitling the Company to terminate the Executive’s employment summarily in accordance with clause 14.

13.6	The restrictions in clause 13 will continue to apply after the termination of this agreement without limit in time.

14.	Intellectual property

14.1	Any Intellectual Property which is created by the Executive during or in the course of his employment or relating to, resulting from or suggested by any work which the Executive does for the Company or any Group Company during his employment will be and remain the property of the Company or the relevant Group Company.

14.2	The Executive shall immediately:

14.2.1	upon creation of any Intellectual Property, disclose and deliver to the Company, or as it may direct, all information and data in his possession or under his power or control, necessary for a full understanding application and, where applicable, registration of the Intellectual Property;

14.2.2	disclose any Intellectual Property which he has created previously, or which he created other than in the course of his employment; and

14.2.3	upon receipt of a written request from the Company, except for any payment to which he may be entitled under section 40 Patents Act 1977, without charge to, but at the cost and expense of the Company, execute all documents and do all such things as may be necessary to obtain, or assist the Company to obtain, any patent or other protection for the Intellectual Property in any or all countries and to vest title to it in the Company free from any adverse rights or claims.

14.3	To the extent that they do not vest in the Company by operation of law or under this agreement, the Executive assigns to the Company the following rights title and interests including as a present assignment of future rights, with full title guarantee, free from any adverse rights or claims, to hold for such time as the rights title and interests subsist and any renewals and extensions of them and after that in perpetuity:

14.3.1	the rights title and interests he has, or will have in the future, to the Intellectual Property created by him during or in the course of his employment; and

14.3.2	all rights of action for damages for infringement of the Intellectual Property.

14.4	The Executive further irrevocably and unconditionally waives any and all moral rights to the Intellectual Property under the Copyright Designs and Patents Act 1988 chapter IV or any rights of a similar nature under any law in any other jurisdiction.

14.5	The Company will be under no obligation to apply for or seek to obtain patent design or other protection in relation to any Intellectual Property or in any way to use exploit or seek to benefit from it.

15.	Dismissal

The Company will be entitled to terminate the Executive’s employment with immediate effect, without prior notice and without payment in lieu of notice, if the Executive:

15.1	commits an act of gross misconduct, including without limitation dishonesty, or is guilty of conduct which in the opinion of the board of directors of the Parent Company brings or might bring the Executive or the Company or any Group Company into disrepute;

15.2	commits any material breach of any term of this agreement, (including without limitation, any breach of clauses 13 and/or 14) which is either not capable of remedy or is not remedied within 30 days after notice from the Company specifying the breach and requiring its remedy;

15.3	has an order made by any competent court for the appointment of a receiver or any other person to exercise powers in respect of his property or affairs, is adjudged bankrupt or makes any arrangement or composition with his creditors generally;

15.4	is convicted of any criminal offence, other than a minor motoring offence not carrying a prison sentence that does not prevent the Executive performing his duties;

15.5	is, in the reasonable opinion of the board of directors of the Parent Company, incapable of properly performing his duties under this agreement if the Executive has been given due warning by the Company of his incapability and has failed within the specified period to have met the required standard; or

15.6	without reasonable cause wilfully neglects or refuses to discharge his duties or to attend to the business of the Company and/or any Group Company.

16.	Effects of termination

Upon termination of this agreement for whatever reason the Executive will deliver to the Company all notes memoranda records and other correspondence documents papers and property in any format belonging to the Company or any Group Company or any of their clients which may have been prepared by or have come into the possession of the Executive during the course of or as a result of employment with the Company, and will not retain or permit any other person to retain copies or extracts of them in any format.

17.	Garden leave and suspension

During any period of notice given by either party pursuant to clause 2.3, the following will apply:

17.1	the Company will be under no obligation to allow the Executive to exercise any powers or duties or to provide work for the Executive;

17.2	the Company may, in its discretion, suspend the Executive including, without limitation, requiring the Executive not to contact any customers clients suppliers or employees of the Company or any Group Company;

17.3	the Company may, in its discretion, exclude the Executive from any premises of the Company or any Group Company;

17.4	the Company may, in its discretion, require the Executive to resign from any office in the Company and any Group Company;

17.5	the Executive will continue to be entitled to salary and benefits; and

17.6	the Executive will remain an employee of the Company and will continue to comply with all obligations so far as reasonably practicable.

18.	Grievance procedure

18.1	Copies of the Company’s grievance procedure are available from Scott Martin. Implementation of the Company’s grievance procedure is not a contractual entitlement of the Executive.

18.2	If the Executive is dissatisfied with any matter relating to his employment with the Company he should appeal in the first instance in person to the CEO. If the matter is not resolved within 14 days, the Executive may appeal to the Board of the Parent Company whose decision will be final.

19.	Disciplinary rules and procedure

19.1	Copies of the Company’s disciplinary procedure are available from Scott Martin. Implementation of the Company’s disciplinary rules and procedure is not a contractual entitlement of the Executive.

19.2	If the Executive is dissatisfied with any disciplinary decision relating to him, he should appeal in the first instance in person to the CEO. If the matter is not resolved within 14 days, the Executive may appeal to the board of directors of the Parent Company whose decision will be final and binding.

20.	Restrictions

20.1	The Executive undertakes with the Company that during the Term he will not directly or indirectly:

20.1.1	solicit the custom of, canvass approach or deal with any person in competition with the Company or any Group Company;

20.1.2	discourage any client supplier or contractor of the Company or any Group Company from conducting or continuing to conduct business with the Company or any Group Company on the best terms available to the Company or any Group Company; or

20.1.3	solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any director or executive employee of the Company or any Group Company with whom the Executive has had dealings during the Term.

20.2	The Executive undertakes with the Company, for itself and as trustee for each Group Company that he will not, for a period of six months after the Termination Date, directly or indirectly:

20.2.1	solicit the custom of, canvass or approach a Client in relation to any business carried out by the Company or any Group Company in which the Executive was materially involved during the 12 months prior to the Termination Date;

20.2.2	deal with a Client in relation to any business carried out by the Company or any Group Company in which the Executive was materially involved during the 12 months prior to the Termination Date;

20.2.3	induce or attempt to induce any Client to cease conducting business with the Company or any Group Company or to reduce the amount of business conducted with the Company or any Group Company or adversely to vary the terms upon which its business is conducted with the Company or any Group Company; or

20.2.4	solicit or entice away or endeavour to solicit or entice away any director or senior employee of the Company or any Group Company with whom the Executive has had material dealings during the 12 months prior to the Termination Date.

20.3	The Executive will not at any time after the Termination Date hold himself out as being connected with or use any trading name or style which may suggest a connection with the Company or any Group Company.

20.4	For the purposes of clause 20.2 Client means any customer supplier or client of the Company or any Group Company with whom the Executive has had material dealings during the 12 months prior to the Termination Date.

20.5	The Executive undertakes with the Company for itself and as trustee for each Group Company that, during the Term and for a period of six months after the Termination Date, he will not directly or indirectly, in the United Kingdom or in France, be engaged interested or concerned other than as holder of shares which confer not more than three per cent. of the voting rights in a company that is listed on a Recognised Investment Exchange, in any firm, or company or business carrying on a business which is in competition with any business of the Company or any Group Company in which the Executive was materially involved in the 12 months prior to the Termination Date.

20.6	The Executive agrees that the restrictions contained in clause 20 are reasonable to protect the legitimate business interests of the Company and the Group Companies.

20.7	The Executive will not induce procure or assist any other person firm corporation or organisation to do anything which if done by the Executive would be a breach of any of the provisions of clause 20.

20.8	In clauses 20.1 20.2 and 20.5 references to acting directly or indirectly will include, without prejudice to the generality of that expression, references to acting alone jointly with on behalf of by means of or by the agency of any other persons.

21.	Data Protection

The Executive consents to the Company holding and processing both electronically and manually the personal data it collects in relation to the Executive in the course of the Executive’s employment for the purposes of the Company’s administration and management of its employees and its business and for the compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company of such data outside the European Economic Area.

22.	Collective agreements

There are no collective agreements that affect the terms and conditions of the Executive’s employment.

23.	General provisions

23.1	Any notice or other communication given under this agreement must be in writing delivered personally or sent by post or transmitted by fax, with a confirmatory copy sent by post, to the relevant party’s address specified in this agreement or to such other address and fax number as either party may have last notified to the other. Any notice or other communication is deemed to have been duly given on the day it is delivered personally, or the third Business Day following the date it was sent by post, or on the next Business Day following transmission by fax.

23.2	This document and the documents referred to in it, constitute the entire agreement between the parties and supersede all other agreements or arrangements, whether written or oral, express or implied, between the parties. No variations of this agreement are effective unless made in writing signed by both parties or their authorised agents.

23.3	Neither party will be affected by any delay or failure in exercising or any partial exercising of his rights under this agreement unless he has signed an express written waiver or release.

23.4	If any provision of this agreement is or becomes illegal invalid or unenforceable under the law of any jurisdiction, that will not affect or impair:

23.4.1	the legality validity or enforceability in that jurisdiction of any other provision of this agreement; or

23.4.2	the legality validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

23.5	The rights powers and remedies provided in this agreement are cumulative and not exclusive of any rights powers and remedies provided by law. The exercise or partial exercise of any right power or remedy provided by law or under this agreement will not preclude any other or further exercise of it or the exercise of any other right power or remedy.

23.6	This agreement is to be governed by and construed in accordance with English law.

23.7	The courts of England are to have jurisdiction to settle any dispute in connection with this agreement.

Schedule 1

Definitions and interpretation

(Clause 1)

1.	The provisions of Schedule 1 apply to the interpretation of this agreement including the schedules.

2.	The following words and expressions have the following meanings:

Business Day	a day between Monday and Friday, inclusive, on which clearing banks are open in the City of London.

CA 1985	Companies Act 1985.

CEO	as defined in clause 4.1.

Change of Control	any event which results in the person or company who Controls the Company at the date of this agreement ceasing to Control it or any other person or company acquiring Control of it

Client	as defined in clause 20.4.

Commencement Date	the date the Executive’s employment commences under this agreement as set out in clause 2.1.

Confidential Information	as defined in clause 13.2.

Control	as defined in section 840 Income and Corporation Taxes Act 1988

Group Company	the Company its Holding Company if any and any of the Subsidiaries of the Company or of any such Holding Company from time to time.

Holding Company	as defined in section 736 CA 1985.

Intellectual Property	all patents patent applications utility models knowhow trademarks service marks trade and service mark applications trade names domain names registered designs design rights copyrights or other similar industrial intellectual or commercial rights subsisting anywhere in the world relating to the business of the Company or any Group Company.

Parent Company	Pinnacle Systems, Inc., a company registered in California, whose principal place of business is at 280 N. Bernardo Avenue, Mountain View, California 94043 USA.

Recognised Investment Exchange	as defined in the Financial Services and Markets Act 2000.

Subsidiary	as defined in section 736 CA 1985.

Term	the period from the Commencement Date until the Termination Date.

Termination Date	the actual date of termination of this agreement.

3.	All references to a statutory provision include references to:

3.1	any statutory modification consolidation or re-enactment of it, whether before or after the date of this agreement, for the time being in force;

3.2	all statutory instruments or orders made pursuant to it; and

3.3	any statutory provision of which that statutory provision is a re-enactment or modification.

4.	Words denoting the singular include the plural and vice versa and words denoting any gender include all genders.

5.	The clause headings are for ease of reference only and do not affect the construction of this agreement.

6.	Unless otherwise stated, a reference to a clause party or a schedule is a reference to respectively a clause in or a party or schedule to this agreement.

Schedule 2

Job duties

The Executive will be a member of the executive team of the Group and most senior executive representing the Group in Europe. His duties will include, without limitation:

1.	full P & L responsibility for broadcast and consumer sales and distribution in Europe;

2.	develop an ongoing strategic plan for the Group Companies’ European sales business;

3.	develop comprehensive go to market sales strategies for Company products;

4.	formulate and effectively communicate (internally and externally) an organisational vision that will ensure increased revenue, profitability and market-share. Drive overall sales revenues objectives and profitability within EMEA. ;

5.	establish sales standards, policies and procedures for the Group Companies in Europe. Continually adjust the overall account management strategy and implement tactical processes to roll out enhancements throughout the regional operations;

6.	drive improvements in internal metrics systems for the field sales organisation; establish appropriate recognition programmes for sales success and develop incentive-based compensation programmes that will provide optimum motivation for a sales force;

7.	assess the overall organisation of the Group Companies in Europe with the larger Group senior executive team. Rapidly integrate into and assess the current operations; build consensus and drive the implementation of a European focused organisation;

8.	stay abreast of industry, product trends, and provide the analysis and strategic changes necessary to capitalise on changing market forces;

9.	in conjunction with the CEO, create a strategy to increase enterprise, consumer and channel development (including direct e-sales) sales activity within Europe, to achieve a respectable percentage volume increase over 2004 penetration levels and performance in key markets. Create an organisation development plan to address sales staff recruitment, new employee orientation and assimilation, staff development and ongoing training programmes. Establish professional development sales plans to ensure growth of employee contribution to all Group Companies and develop succession plans for key sales positions;

10.	select, hire, develop and motivate members of the European sales team; to ensure that goals and objective are met or exceeded;

11.	determine, formulate and establish sales revenues, profitability goals and targets, budgets, policies, and procedures relative to all operations on a short and long term basis;

12.	continually enhance the effectiveness of the European business initiative and programmes ensuring that strategy and execution are properly aligned with appropriate milestones and financial performance measurements;

13.	maintain consistent communication with Group executives, sales regions and channel partners;

14.	develop key account and channel partner relationships to deepen a “sense of commitment” and identify new revenue opportunities;

15.	enhance the overall business climate through both formal and informal means in a manner that encourages and promotes creative and entrepreneurial responses to market realities, greatly enhancing business opportunities;

16.	coordinate activities with other functions within the organisation as necessary in support of the regional goals and requirements on matters such as product design, pricing, manufacturing, delivery, etc.;

17.	make frequent personal visits to established and prospective major customer locations to promote sales, maintain strong personal relationships, resolve problems and survey conditions such as competitive activity, and new product possibilities;

18.	participate with others in evaluating market research activities, sales potential, channel expansion and modification of existing products;

19.	develop and recommend pricing strategies based on evaluation of economic and competitive conditions. Review actual sales performance and cost versus forecast and budgets to identify variances and determine their effect on profitability; and

20.	maintain excellent relationships with the workers councils in Germany and employees in Europe.

21.	Develop and maintain budgets for each financial year on the dates requested by the CEO, including without limitation, a staffing budget, an expense budget, a sales budget and profit and loss planning

Executed and delivered as a

deed by Pinnacle Systems Limited

acting by two directors or

one director and the secretary:

Director	/s/ Scott Martin
Scott Martin

Director	/s/ Suzy Seandel
Suzy Seandel

Signed and delivered as a deed
by David Barnby
in the presence of:	/s/ David Barnby

Signature :	/s/ Eric Jonas

Name:	Eric Jonas

Address:	319 Blvd de la boissiere 93110 Rosny-Sous-Bois

Occupation:	Webmaster